Exhibit 99.1

Leucadia and FXCM Sign Memorandum of

Understanding to Deepen and Extend Partnership

NEW YORK, March 10, 2016 -- Leucadia National Corporation (NYSE: LUK) (“Leucadia”) and FXCM Inc. (NYSE:FXCM) (“FXCM”) today announced that they have entered into a memorandum of understanding (the “MOU”) to amend the terms of their Amended and Restated Credit Agreement (the “Credit Agreement”), and their Amended and Restated Letter Agreement (the “Letter Agreement”), each dated January 24, 2015. The nonbinding MOU remains subject to the execution of definitive agreements and Board and regulatory approvals. Leucadia and FXCM expect to complete the amendment by June 2016.

Principal Changes to the Credit Agreement:

•	The Credit Agreement would be extended by one year to January 2018 to allow FXCM more time to optimize remaining asset sales. While FXCM is actively marketing the non-core assets it has identified to be sold, Leucadia and FXCM concluded that greater value could be realized for all stakeholders through additional time to complete the asset sales.

•	FXCM would have the right to defer any three of the remaining interest payments by paying interest in kind. Payments in kind will permit FXCM to honor its debt obligations, while maintaining maximum flexibility to invest and grow its core business.

•	Until the loan and interest under the Credit Agreement are fully repaid, all distributions and sales proceeds shall continue to be used solely to repay the loan plus interest.

Principal Changes to the Letter Agreement:

•	The Letter Agreement would be terminated and its terms shifted to Newco’s LLC agreement.

•	The existing FXCM Newco, LLC (“Newco”) agreement would be amended, Newco would be renamed FXCM Group LLC (“FXCM Group”), and Leucadia would own a 49.9% common membership interest in FXCM Group. FXCM Holdings LLC would own a 50.1% common membership interest in FXCM Group.

•	FXCM Group would be governed by an eight-member board, comprising three directors appointed by Leucadia, contemplated to be Rich Handler, Brian Friedman and Jimmy Hallac, three directors appointed by FXCM, and two independent directors, one each to be nominated by Leucadia and FXCM.

•	No FXCM Group distributions would be permitted until the principal and interest due under the Credit Agreement is repaid.

•	After January 2018, Leucadia and FXCM would each have the right to begin a process that could unwind the partnership, potentially resulting in a sale process for FXCM Group.

•	A long-term incentive program with a five-year vesting period would be put into place for FXCM senior management to retain and incentivize management to maximize cash flow generation and the growth of the business that would operate only after Leucadia’s principal and interest under the Credit Agreement is repaid and would equal the following:

o	10% of all distributions or sales proceeds from FXCM Group up to $350 million;

o	12% of all distributions or sales proceeds from FXCM Group from $350 million to $850 million; and

o	14% of all distributions or sales proceeds from FXCM Group above $850 million.

Long term incentive program participants shall receive their share of any distributions or sales proceeds while unvested.

•	Leucadia would own a non-voting preferred class of membership interest that, when added to its 49.9% common membership interest, would result in the following distribution of proceeds from FXCM Group:

	Old Waterfall	Revised Waterfall
Amounts due under Credit Agreement	100% Leucadia	100% Leucadia
Next $350 million	50% Leucadia / 50% FXCM	45% Leucadia / 45% FXCM / 10.0% FXCM Management
Next $500 million	90% Leucadia / 10% FXCM	79.2% Leucadia / 8.8% FXCM / 12.0% FXCM Management
All aggregate amounts thereafter	60% Leucadia / 40% FXCM	51.6% Leucadia / 34.4% FXCM / 14.0% FXCM Management

Rich Handler, Chief Executive Officer, and Brian Friedman, President of Leucadia, stated: “We are pleased to amend our agreements with FXCM, and affirm our long-term commitment to FXCM and our confidence in FXCM’s future in the retail FX market. We believe that our anticipated deal will be beneficial to both companies and solidify Leucadia’s role as a long-term partner. The FXCM management team has been essential to building the company into the industry-leading FX brokerage that it is today, we fully support them, and feel that retaining them is vital to FXCM’s future success. We are optimistic about what we can achieve together moving forward.

Drew Niv, Chief Executive Officer of FXCM, stated: “Leucadia as a long-term partner in FXCM will be of great benefit to all FXCM stakeholders, clients, and employees, as well as confirm the health and stability of FXCM to our customers. The extension of the Credit Agreement should also help FXCM realize appropriate values for assets we expect to sell, while also allowing us to continue to grow our core business.”

Additional Changes to be Anticipated:

•	FXCM Inc. will change its name and NYSE ticker symbol, to be determined at a later date

About FXCM Inc.

FXCM Inc. (NYSE:FXCM) is a leading provider of online foreign exchange (FX) trading, CFD trading, spread betting and related services. Our mission is to provide global traders with access to the world's largest and most liquid market by offering innovative trading tools, hiring excellent trading educators, meeting strict financial standards and striving for the best online trading experience in the market.

Clients have the advantage of mobile trading, one-click order execution and trading from real-time charts. In addition, FXCM offers educational courses on FX trading and provides free news and market research through DailyFX.com.

Trading foreign exchange and CFDs on margin carries a high level of risk, which may result in losses that could exceed your deposits, therefore may not be suitable for all investors. Read full disclaimer.

Visit www.fxcm.com and follow us on Twitter @FXCM, Facebook FXCM, Google+ FXCM or YouTube FXCM.

About Leucadia:

Leucadia National Corporation (NYSE: LUK) is a diversified holding company engaged through its consolidated subsidiaries in a variety of businesses, including investment banking and capital markets, beef processing, manufacturing, oil and gas exploration and production and asset management. The Company also owns equity interests in businesses that are accounted for under the equity method of accounting, including a diversified holding company, real estate, commercial mortgage banking and servicing, telecommunication services in Italy, automobile dealerships and development of a gold and silver mining project.